Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TMC the metal company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares without par value	457(c) and 457(h)	3,065,587	(2)	$1.63	(3)	$4,996,906.81	$0.00014760	$737.54
Total Offering Amounts							$4,996,906.81		$737.54
Total Fee Offsets									—
Net Fee Due									$737.54

(1)	Represents common shares, without par value (“Common Shares”) that may be issued under the TMC the metals company Inc. 2021 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Shares.

(2)	Represents the number of additional Common Shares reserved for issuance under the Plan as a result of the automatic increase in the number of shares reserved under the Plan on January 1, 2024.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Shares as reported on the Nasdaq Stock Market LLC on March 22, 2024.